Exhibit 10.1

PROMISSORY NOTE

June 6, 2023

$651,162.50.00 Colorado Springs, Colorado

For Value Received, Hollister & Blacksmith, Inc., a Colorado corporation and wholly owned subsidiary of American Cannabis Company, Inc., doing business as American Cannabis Company, a Delaware corporation (together “Maker”), hereby unconditionally promises to pay to the order of MEDIHEMP, LLC, a Colorado limited liability Company, and its wholly owned subsidiary, Slam Enterprises, LLC, a Colorado limited liability company (together “Payee”), in lawful money of the United States of America and in immediately available funds, the principal sum of Six Hundred Fifty-One Thousand, One Hundred Sixty-Two and 50/100 US Dollars ($651,162.50), with interest on the outstanding principal amount at a simple interest rate of fifteen percent (15%) per annum (subject to adjustment as set forth below), or the maximum rate permissible by law, whichever is less, and calculated on the basis of a 365 day year for the actual number of days elapsed. Interest shall commence with the date hereof, compounded monthly, and shall continue on the outstanding principal and interest in this promissory note (“Note”) until paid, or as otherwise provided herein;

WHEREAS, the Maker as Buyer, and the Payee as Seller, entered into an asset purchase agreement on or about March 11, 2021, accompanied by a promissory note, a security agreement, and a guaranty (all together the “Original Documents”);

WHEREAS, the Maker as Buyer, and the Payee as Seller, entered into an amendment to asset purchase agreement on or about April 29, 2022, accompanied by a promissory note, including a reference to a security agreement (all together the “Secondary Documents”);

WHEREAS, the Maker and the Payee have agreed to amend the terms of the financing, making this Note supersede, cancel, revoke, and replace the promissory notes from the Original Documents and the Secondary Documents; and,

WHEREAS, the terms and conditions of the asset purchase agreement in the Original Documents, and the asset purchase agreement in the Secondary Documents shall remain in place, however, this Note shall prevail in the event of any conflicting terms between this Note, the Original Documents, and the Secondary Documents.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Documents first, then in the Secondary Documents.

1.                  PAYMENTS. The principal balance of this Note, together with the accrued interest thereon, shall be due and payable as follows:

(i)	June 30, 2023, One Hundred Fifty Thousand US Dollars ($150,000);
(ii)	July 31, 2023, One Hundred Thousand US Dollars ($100,000); and,
(iii)	May 1, 2024, the remaining amount of principal, interest, and any other costs due disclosed in this Note.

2.                  MATURITY. If not sooner paid, all outstanding principal and unpaid interest on this Note shall be due and payable upon the earlier to occur of (a) the date of May 1, 2024 (the “Maturity Date”) or (b) an Event of Default (as defined below).

3.                  PREPAYMENT. Maker may prepay any or all of the principal amount due hereunder, without penalty, at any time, together with interest accrued thereon, if any, to the date of such prepayment.

4.                  TIME AND MANNER OF PAYMENT. If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes of this Note, “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Colorado Springs, Colorado. All payments due and payable hereunder shall be made in US Dollars no later than 12:00 PM on the date on which such payment is due. Such payments shall be made by cashier’s check, certified check, or wire transfer of immediately available funds to Payee’s account at a bank specified by Payee in writing to Maker from time to time.

5.                  LATE FEES. Maker shall pay to Payee a late charge of an additional three percent (3%) interest, retroactively from the execution of this Note for any payment not received by Payee within ten (10) days after such payment is due.

6.                  EVENT OF DEFAULT. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

a.	Failure to Pay. Maker fails to pay any amount due under this Note within three (3) days after such amount is due (the “Cure Period”).

b.	Breach of Covenants. Maker fails to observe or perform any

covenant, condition, obligation, or agreement contained in this Note or the Purchase Agreement and such failure continues for ten (10) days past the Cure Period.

c.	Bankruptcy; Insolvency.
i.	Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or
ii.	An involuntary petition is filed against Maker (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Maker.

d.	Judgments. One or more judgments or decrees shall be entered against Maker and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

e.	Sale of Assets and Licenses: Maker sells or offers for sale

substantially all of the Assets, or replacement assets, as defined in the asset purchase agreement from the Original Documents, Maker sells or offers to sell any of the Licenses or rights to the Licenses acquired in the asset purchase agreement from the Original Documents, Maker permits a third party to operate under the Licenses, or the Licenses are surrendered, forfeited, suspended, or revoked.

7.                  REMEDIES. Upon the occurrence of any Event of Default, Payee may elect to cause all unpaid principal, accrued interest, and other amounts owing hereunder to be immediately due, payable and collectible by Payee pursuant to applicable law. Upon the occurrence and during the continuance of any Event of Default, interest shall thereafter accrue at the rate of eighteen percent (18%) per annum, compounded monthly. In the event of any Event of Default hereunder, Maker shall pay all reasonable attorneys’ fees and court costs incurred by Payee in enforcing and collecting this Note.

8.                  SECURITY INTEREST. Maker’s performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement, attached hereto as Exhibit A (the “Security Agreement”), which Maker and Payee shall execute concurrently with Maker’s execution of this Note.

9.                  GUARANTY. Maker’s performance of its obligations hereunder is secured by a guaranty, attached hereto as Exhibit B (the “Guaranty”) from American Cannabis Company, Inc., doing business as American Cannabis Company.

10.              TRANSFER. Maker may not transfer this Note without the written consent of Payee.

11.              AMENDMENT. This Note may be amended only by a written agreement executed by Maker and Payee.

12.              GOVERNING LAW AND VENUE. This Note, the Security Agreement, and the Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, notwithstanding any conflict of laws principles that would cause the application of laws of any other jurisdiction. Any legal action or other legal proceeding relating to this Note, the Security Agreement, or the Guaranty, or the enforcement of any provision of this Note, the Security Agreement, or the Guaranty shall be filed in the courts of the State of Colorado located in the City of Colorado Springs, El Paso County. Notwithstanding the foregoing, the Payee may file an action in the courts or file a lien in any state that Maker is registered, has its home office, or has assets of any kind whatsoever located therein.

13.              USURY. All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

14.              MISCELLANEOUS. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. Upon payment in full of all aggregate unpaid principal and interest payable hereunder, this Note shall be surrendered to Maker for cancellation.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the day and year first written above.

Hollister & Blacksmith, Inc. a Colorado corporation, and wholly owned subsidiary of American Cannabis Company, Inc.,

doing business as American Cannabis

Signature: /s/ Ellis Smith

Printed Name: Ellis Smith

Title: Chief Executive Officer